UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 11, 2009

THESTREET.COM, INC.

(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

0-25779 (Commission File Number)	06-1515824 (IRS Employer Identification No.)

14 WALL STREET, 15TH FLOOR
NEW YORK, NEW YORK 10005

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (212) 321-5000

NA

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 11, 2009, TheStreet.com, Inc. (the “Company”) notified The Nasdaq Stock Market (“Nasdaq”) that the Company did not timely file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, as a result of which the Company is not currently in compliance with Rule 5250(c)(1) of the Nasdaq Stock Market Rules – Equity Rules – Nasdaq Listing Rules.

The Company has identified an issue relating to its recording of certain revenue in a non-core business, Promotions.com, that the Company acquired in August 2007. The Company currently is assessing the impact of this issue on the periods since the acquisition and has not yet determined whether it will be required to restate any prior period results.

The Company currently does not believe that this matter is likely to result in any significant percentage revision to the aggregate revenue or expense previously reported by the Company since the acquisition (although the Company cannot give any assurances with respect to this matter as its review is not yet complete), but may result in material revisions, upward or downward, to the net income reported by the Company during any one or more of the periods since the acquisition. This matter does not affect the Company’s previously reported cash, cash equivalents, restricted cash or marketable securities.

The Company is endeavoring to complete its review of this matter expeditiously, but cannot presently give assurances as to when the review will be completed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THESTREET.COM, INC. (Registrant)

Date: August 11, 2009	By:	/s/ Gregory Barton
Gregory Barton Executive Vice President, Business and Legal Affairs, General Counsel & Secretary